Exhibit (d)(2)

MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

THIS MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT (“Agreement”) is effective this 12th day of July, 2018 (“Effective Date”) by and between OSIRIS THERAPEUTICS, INC. having an address at 7015 Albert Einstein Drive, Columbia, Maryland 21046 (“Osiris”) and Smith & Nephew, Inc. with an address located at 1450 E. Brooks Road, Memphis, TN 38116 (“Smith & Nephew”). The parties agree as follows:

1.              Smith & Nephew has requested or may be receiving from Osiris, its representatives, or Consultants, Confidential Information (as defined in Paragraph 2 below), and Osiris has requested or may be receiving from Smith & Nephew, its representatives, or Consultants, Confidential Information (as defined in Paragraph 2 below). As used in this Agreement, a party receiving Confidential Information from (or on behalf of) the other party is deemed the “Receiving Party” of such Confidential Information and the party disclosing such Confidential Information (or having such disclosure made on its behalf) to the Receiving Party is deemed the “Disclosing Party” of such Confidential Information. “Consultant” shall mean any person or entity engaged by (or under the direction of) either party for the purposes of carrying out this Agreement. Each party agrees to ensure that any Consultant hired by that party will abide by obligations and conditions at least as restrictive as those contained in this Agreement, including the obligations of confidentiality and non-use.

2.              As used in this Agreement, “Confidential Information” shall mean non-public or proprietary information, including, without limitation, present or future business, operations, services, products, costs/pricing, research, studies, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, assays, data, results, chemical formulas, instrumentation, trade secrets, projections, prospects, opportunities, strategies, systems, procedures, specifications, confidential reports, and any other confidential or proprietary information. Confidential Information may include information described in this paragraph which Disclosing Party obtains from another party and which Disclosing Party treats as proprietary or designates as “Confidential Information,” whether or not owned or developed by Disclosing Party. For clarity, and not by way of limitation, “Confidential Information” includes information of the parties discussed to form a potential business relationship.

3.              The Disclosing Party agrees to make known to the Receiving Party and the Receiving Party agrees to use Confidential Information for the sole purpose of evaluating the Confidential Information for a potential business relationship with each other and for no other purpose.

4.              The Receiving Party acknowledges that during the performance of this Agreement it may come into possession of certain material information about the Disclosing Party that has not yet been disclosed to the public. The Receiving Party agrees to comply with applicable law, including the rules and regulations of the United States Securities and Exchange Commission (and such other securities rules and regulations as may be applicable to the parties or either of them), including those relating to insider trading, for as long as the Receiving Party is in the possession of such material, non-public information about the Disclosing Party.

5.              All Confidential Information delivered pursuant to this Agreement:

a.              Shall, subject to sub-paragraph 5(c), not be copied, distributed, disclosed or disseminated in any way or form, in whole or in part, by the Receiving Party without the prior written consent of the Disclosing Party;

b.              shall be maintained in confidence and under appropriate safeguards that are at least commercially reasonable under the circumstances;

c.               may only be disclosed to those employees of the Receiving Party who have a need to know the same in order to use the same for the permitted purposes described above and who are bound by a written agreement, to protect the confidentiality of such Confidential Information, pursuant to restrictions and conditions at least equal to those of a party hereunder; and

d.              shall not be used by the Receiving Party for any purposes, except as expressly stated herein, without the express prior written permission of the Disclosing Party.

The Receiving Party will promptly report to the Disclosing Party any actual or suspected violation of the terms of this Agreement and will take all reasonable further steps requested by the Disclosing Party to prevent, control, or remedy such violation.

For purposes of this Agreement only, “employees” includes employees, agents and representatives of the Receiving Party.

6.              Confidential Information shall not include, and the obligations of paragraph 5 shall not apply, to the extent that the Receiving Party can demonstrate, by competent written evidence, that such information:

a.              is already in the public domain at the time of disclosure or later becomes available to the public through no breach of this Agreement by the Receiving Party;

b.              was, as between the Receiving Party and the Disclosing Party, lawfully in the Receiving Party’s possession prior to receipt from the Disclosing Party without obligation of confidentiality;

c.               is received by the Receiving Party independently from a third party free to lawfully disclose such information to the Receiving Party;

d.              is independently developed by Receiving Party without use or reference to any Confidential Information; or

e.               was disclosed or is required to be disclosed by Recipient under requirement by law or legal process, in which case (upon learning of such law or legal process) Recipient shall, to the extent permitted by applicable law, provide Disclosing Party with prompt notice of any such requirement so that Disclosing Party may have reasonable opportunity to seek a protective order or other appropriate remedy. Recipient agrees to cooperate with Disclosing Party in any reasonable efforts to obtain such remedies, and Recipient agrees not to disclose such information without Disclosing Party’s prior written consent or Court order.

Confidential Information shall not be deemed to be in the public domain merely because any part of said information is embodied in general disclosures or because individual features, components or combinations thereof are now or become known to the public.

7.         The Receiving Party understands and acknowledges that the Disclosing Party is not making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information, and neither the Disclosing Party nor any of its officers, directors, employees, beneficiaries, owners, affiliates or agents will have any liability to the Receiving Party or any other person resulting from the Receiving Party’s use of the Confidential Information.

8.         Confidential Information, including permitted copies, shall remain the property of the Disclosing Party. Within thirty (30) days of a written request by the Disclosing Party, the Receiving Party shall: (i) return all Confidential Information (or any designated portion thereof), including all copies thereof, to the Disclosing Party; or (ii) if so elected by the Disclosing Party as an alternative to (i), destroy such Confidential Information, including all copies, notes and extracts thereof and all copies of any analyses, compilations, studies or other documents prepared by the Receiving Party or for its use containing or reflecting any Confidential Information, provided always that (i) Receiving Party’s external legal advisors may retain, solely for compliance purposes, copies of the Confidential Information in accordance with policies and procedures implemented by such Persons in order to comply with law, regulation or professional standards, (ii) Receiving Party may retain one copy of all such Confidential Information in its legal department solely for archival and compliance purposes and (iii) Receiving Party and its Representatives are not required to destroy any electronic records or files containing Confidential Information that have been created pursuant to automatic archiving and back-up procedures that cannot reasonably be expunged. The Receiving Party also shall certify in writing that it has satisfied its obligations under this Paragraph within ten (10) days of a written request by the Disclosing Party.

9.         The Disclosing Party shall have no obligation to enter into any further agreement with the Receiving Party except as each in its sole judgment may deem advisable. It is understood that no proprietary right or license is granted by this Agreement. Any findings, data, commercial conclusions and any other pertinent information which relates to or results from the disclosure to the Receiving Party of the Confidential Information, whether patentable or not, shall be the sole property of the Disclosing Party.

10.  The parties agree that an impending or existing violation of any provisions of this Agreement would cause the Disclosing Party irreparable injury for which it would have no adequate remedy at law, and agree that the Disclosing Party shall be entitled to seek immediately injunctive relief prohibiting such violation, in addition to any other rights and remedies available to it at law or equity.

11.  In consideration of the Confidential Information being furnished to the Receiving Party, the Receiving Party agrees that, without the prior written consent of the Disclosing Party, for a period of two (2) years from the date hereof, it will not, directly or indirectly, solicit or employ any key employee of the Disclosing Party with whom the Receiving Party had direct contact or who became known to the Receiving Party during its evaluation of the Potential Transaction; provided that the Receiving Party shall not be deemed in breach of this paragraph for making a general solicitation for employment, such as a newspaper or other media advertisement not specifically targeted at the Disclosing Party’s employees or hiring any person that (a) responds to such general solicitation, (b) contacts the Receiving Party or its Representatives on their own initiative without prior solicitation from the Receiving Party, or (c) ceases to be employed by the Disclosing Party without the Receiving Party’s prior solicitation.

12.       This Agreement may be terminated, without cause, with respect to further disclosures upon prior notice in writing. This Agreement shall automatically terminate two (2) years from its Effective Date. The rights and obligations accruing prior to termination as set forth herein (including without limitation with respect to Paragraphs 3 through 8 as they relate to Confidential Information previously disclosed) shall, however, survive the termination. Each party’s obligations under this Agreement, specifically including but not limited to Paragraphs 3, 4, 5, 6, 7 and 8, will survive the termination of the Agreement for a period of two (2) years and will be binding upon such party’s heirs, successors and assigns.

13.       This Agreement represents the entire understanding and agreement of the parties and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. The provisions of this Agreement may not be modified, amended, or waived, except by a written instrument duly executed by both parties. This Agreement may not be assigned by either party without the prior written consent of the other. This Agreement is made subject to and shall be construed under the laws of the State of Delaware, without regard to any conflict of law principles thereof. Any claim or controversy arising out of or related to this Agreement or any breach hereof will be submitted to a court of applicable jurisdiction in the State of Delaware, and each party hereby consents to the jurisdiction and venue of such court.

14.       No failure or delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

15.       This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

If any provision of this Agreement is held to be invalid or unenforceable, then, to the extent possible, all of the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto. Furthermore, if any court determines that any of the restrictive covenants is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by Delaware law.

16.       This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first specified above.

OSIRIS THERAPEUTICS, INC.		SMITH & NEPHEW, INC.

By:	/s/ Jason Keefer	By:	/s/ Catheryn A. O’Rourke
Name: Jason Keefer		Name: Catheryn A. O’Rourke
Title: Interim President & CEO		Title: Director

Date: July 24, 2018		Date: July 24, 2018